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                                                                     Exhibit 4.1




NBD Bank
28660 Northwestern Highway
Southfield, Michigan 48034
Telephone:  (248) 799-5817
Fax:  (248) 799-5826



Robert B. Greene
First Vice President


July 29, 1997


Mr. Alan S. Ker
Chief Financial Officer
Universal Standard Medical Laboratories, Inc.
26500 Northwestern Highway
Southfield, Michigan  48076


        Re: Revolving Credit and Loan Agreement dated April 30, 1997 between NBD Bank (the "Bank") and Universal Standard Medical Laboratories, Inc., Universal Standard Managed Care of Michigan, Inc., Universal Standard Managed Care of Ohio, Inc., Universal Standard Managed Care, Inc., T.P.A., Inc. and A/R Credit, Inc. (each, an "Obligor" and collectively, the "Obligors") (as may be amended and further amended from time to time, the "Agreement"). Capitalized terms used but not defined in this letter shall have the same meanings as in the Agreement.


Dear Al:


Based on the covenant calculations exhibit recently submitted, it has come to my attention that the Obligors are in default of Section 6.1A. of the Agreement (i.e. minimum consolidated current ratio requirement; 1.22:1 reported is below the required 1.25:1 minimum) at June 30, 1997. The Bank hereby waives the above described default through June 30, 1997. This waiver shall not be construed as an agreement to waive any provision on any future occasion, nor shall it be construed as a waiver with respect to any matter not specifically addressed in this letter. Except





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as expressly modified by the terms of this letter, all of the other terms and conditions of the Agreement and the other Loan Documents remain in full force and effect and are hereby ratified, reaffirmed, confirmed and approved.

The Obligors represent and warrant to the Bank that: a) after giving effect to the waiver contained herein and effected hereunder, all of the representations and warranties contained in the Loan Documents are true and correct on and as of the date hereof with the same force and effect as if made on and as of the date hereof; and b) no Event of Default or event which would become an Event of Default after the lapse of time or the giving of notice and the lapse of time, or both, has occurred and is continuing or will exist under the Loan documents as of the date hereof.

If the foregoing is acceptable, please return a copy of this letter, executed by the parties listed below to my attention.


Sincerely,



By:  /S/ Robert B. Greene
     --------------------------
           Robert B. Greene
Its:      First Vice President
     --------------------------

Accepted and agreed to this 6th day of August, 1997.
UNIVERSAL STANDARD MEDICAL LABORATORIES, INC.

By:  /S/ Alan S. Ker
     --------------------------
     Alan S. Ker, Vice President Finance and Treasurer
UNIVERSAL STANDARD MANAGED CARE OF OHIO, INC.

By:  /S/ Alan S. Ker
     --------------------------
     Alan S. Ker, Treasurer
UNIVERSAL STANDARD MANAGED CARE, INC.

By:  /S/ Alan S. Ker
     --------------------------
     Alan S. Ker, Treasurer
A/R CREDIT, INC.

By:  /S/ Alan S. Ker
     --------------------------
     Alan S. Ker, Treasurer
T.P.A., INC.

By:  /S/ Alan S. Ker
     --------------------------
    Alan S. Ker, Treasurer